SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

SENSIENT TECHNOLOGIES CORPORATION

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Commencing April 11, 2013, the following materials and information will be used by employees of Sensient Technologies Corporation (“Sensient” or the “Company”) to communicate about Sensient’s upcoming Annual Meeting of Shareholders (the "2013 Annual Meeting") and may be sent to certain shareholders.  The information below supplements information contained in Sensient’s definitive proxy statement dated March 15, 2013 as previously supplemented.  This information may be deemed “soliciting materials” within the meaning of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission (the "SEC").

Sensient Technologies: Glass Lewis Now Recommends Voting FOR Approval of the Amended and Restated 2007 Stock Plan

Dear Shareholder,

Glass Lewis has updated its report to reflect the additional compensation disclosures made by Sensient since the filing of its definitive proxy statement dated March 15, 2013. Glass Lewis is now recommending that shareholders vote FOR approval of the Amended and Restated 2007 Stock Plan (Proposal 3) as well as FOR the advisory vote on executive compensation (Proposal 2). The updated note from Glass Lewis reads as follows:

Revision: April 11, 2013. We have amended our analysis of Proposal 3 to take into consideration the Company's disclosure, as stated in a Form DEFA14A filed April 5, 2013, that it intends to incorporate performance-based equity awards into its next executive award cycle. Given that certain terms of the proposed amendment are necessary in order to allow such awards to be tax deductible under IRS Rule 162(m), we feel that shareholders should support this proposal. As such, we now recommend that shareholders vote "FOR" Proposal 3.

If you have any questions, or would like to arrange a discussion with Sensient, please call D.F. King & Co., Inc. at 212-493-6933.

Thank you.